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                                                                   EXHIBIT 4.3.1

                            AMENDED ESCROW AGREEMENT

     This Escrow Agreement is made this 23rd day of December, 2002, by and between Oregon Trail Ethanol Coalition, L.L.C., a Nebraska limited liability company ("OTEC"), and Midwest Bank N.A., a Nebraska chartered banking corporation, with an office located in Deshler, Nebraska ("Escrow Agent").

                                    RECITALS:

     WHEREAS, OTEC was formed for the purpose of constructing and operating an ethanol plant near Davenport, in Thayer County, Nebraska;

     WHEREAS, OTEC is, or will be, conducting a public offering of its membership units and pursuant to the terms and conditions of its prospectus, OTEC has committed to escrow the proceeds of the membership units sold to investors;

     WHEREAS, OTEC has retained the services of U.S. Bancorp Piper Jaffray, Inc. to assist with the sale of the membership units on a best efforts basis.

     WHEREAS, OTEC and U.S. Bancorp Piper Jaffray, Inc. have agreed to provide for the impoundment of the proceeds to be received from the sale of the membership units.

     WHEREAS, OTEC wishes to establish an escrow account with Midwest Bank, N.A. to hold the proceeds of subscriptions for the membership units for a minimum of 18,000 membership units and a maximum of 24,000 membership units, until written instructions from OTEC have been received;

     WHEREAS, Midwest Bank N.A. is willing to hold the escrow account and serve as Escrow Agent, in accordance with the terms and conditions provided in this Escrow Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Establishment of Escrow Account. OTEC shall open and maintain an escrow account with Escrow Agent which shall be an interest bearing account, and shall earn interest at the rate offered from time to time by Escrow Agent (the "Escrow Account").

     2. Escrow Account Authorizations. Only officers of the Escrow Agent shall be entitled to withdraw funds from the Escrow Account as provided herein. OTEC shall deliver to Escrow Agent for deposit in the Escrow Account all funds, checks, bank money orders, etc., received by OTEC from the sale of membership units. All checks, bank money orders, etc. shall be made payable to "Midwest Bank N.A. as Escrow Agent for Oregon Trail Ethanol Coalition, L.L.C.". OTEC shall deliver to Escrow Agent with each subscriber's funds, the subscriber's name, address, amount of investment and date of deposit. Escrow Agent shall maintain this information in its records for the purpose of returning to each subscriber the subscriber's funds in the event that the minimum equity offering of $18 million is not subscribed by March 1, 2003, subject to extension by OTEC to up to April 30, 2003, the OTEC prospectus (the "Termination Date"). All proceeds so deposited shall remain the property of the subscriber and shall not be subject to any liens or charges by the Escrow Agent or judgments or creditors' claims against OTEC unless and until released to OTEC as hereinafter provided. The pro rata amount of interest to be allocated to each subscriber in the event the funds are returned to the subscribers will be based on the date of the deposit of the respective subscriber's funds into the Escrow Account by OTEC.

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     3.   Investment of Deposited Funds. The Escrow Agent shall invest all funds received and deposited in the Escrow Account in United States government or government agency securities, or certificates of deposit issued by banks with a net worth of at least $18,000,000. Any investment of deposited funds must be made in recognition that offering proceeds must be able to be transmitted promptly to OTEC or the subscribers if the stated conditions are met. The following securities are not permissible as investments: (1) money market funds;
(2) corporate equity or debt securities; (3) repurchase agreements; (4) bankers acceptances; (5) commercial paper; and (6) municipal securities.

     4.   Withdrawals from Escrow Account.

          (a) Disbursement Of 10% Of Escrow Funds. If the Escrow Agent receives, on or before the Termination Date, subscriptions in an aggregate amount of not less than $18,000,000 and written acceptance of each subscriber's subscription by OTEC, and OTEC has met the Release Conditions set forth in Paragraph 4(c) below, then the Escrow Agent shall disburse, upon written instruction from OTEC, substantially in the form attached hereto as Exhibit A, 10% of the subscription payments held in the Escrow Account to OTEC ("Initial Disbursement"). If the Escrow Agent receives additional subscription payments after the Initial Disbursement, the Escrow Agent shall deposit the subscription payments into the Escrow Account and upon receiving written instruction from OTEC, substantially in the form attached hereto as Exhibit A, shall disburse to OTEC 10% of all subscription payments received after the Initial Disbursement. The Escrow Agent shall retain the remaining 90% of all subscription payments in the Escrow Account to be disbursed as set forth in Section 4(b) below.

          (b) Disbursement Of Remaining 90% Of Subscription Payments. Upon receipt by the Escrow Agent of written confirmation from OTEC that OTEC has received an executed commitment letter from a lender for the amount of debt financing that OTEC determines necessary ("Commitment Letter Notice"), and OTEC has met the Release Conditions set forth in Paragraph 4(c) below, the Escrow Agent shall disburse to OTEC, pursuant to written instruction from OTEC, substantially in the form attached hereto as Exhibit A, the remaining 90% of the subscription payments remaining in the Escrow Account in immediately available funds ("90% Disbursement"). If the Escrow Agent receives additional subscription payments after the 90% Disbursement, then the Escrow Agent shall disburse the subscription payments to OTEC upon written instruction from OTEC, substantially in the form attached hereto as Exhibit A. If the Escrow Agent does not receive the Commitment Letter Notice from OTEC by the Termination Date, then the Escrow Agent shall refund to subscribers with interest determined on a pro rata basis per subscriber, the remaining 90% of each Subscriber's subscription payment per written instruction from OTEC.

          (c) Conditions on Disbursements. OTEC shall not withdrawal funds from the Escrow Account under Paragraph 4(a) or Paragraph 4(b) above for use by OTEC unless the following conditions are met (the "Release Conditions"): (a) there shall not be any legal orders prohibiting the offering or release of funds from escrow, or orders from the United States Securities and Exchange Commission revoking the effectiveness of the Registration Statement related to the offering, and (b) the Escrow Agent has contacted the Securities Bureau of the Nebraska Department of Banking and Finance (the "Bureau") and the Bureau has indicated that the funds may be released from the Escrow Account.

     5. Termination of Escrow Account. In the event that OTEC has not received subscriptions for the minimum offering amount by the Termination Date, then OTEC shall instruct the Escrow Agent to return to the subscribers, all funds from the sale of membership units held in the Escrow Account with interest determined on a pro rata basis per subscriber.

                                        2

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OTEC may, in its sole discretion, abandon the sale of the membership units at any time prior to the termination of the offering period. Upon the receipt of written instructions from the Chairman of the Board or President of OTEC that the offering is being abandoned, the Escrow Agent shall refund the monies on deposit to the subscribers thereof as provided in this Paragraph 5.

     6. Escrow Agent's Reliance. Escrow Agent shall be under no duty or responsibility to make any inquiry or investigation as to the accuracy, adequacy, and shall be entitled to assume conclusively, correctness and completeness of any and all information given in any affidavit, statement, or other paper received by Escrow Agent under this Escrow Agreement, including, but not limited to the prospectus. Escrow Agent shall be entitled to rely upon any notice, request, affidavit, approval, statement, consent or other paper believed by Escrow Agent to be genuine and to have been signed by the proper party or parties.

     7. Hold Harmless. Escrow Agent shall not be liable to OTEC and/or any subscriber for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, excepting only its own intentional and deliberate misconduct.

     8. Indemnification. OTEC agrees to defend, indemnify and hold Escrow Agent harmless from and against any and all claims, actions, judgments, losses, liabilities, obligations, damages, charges, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees and expenses incurred by Escrow Agent (including such fees and expenses incurred in any litigation by or against any of the parties to this Escrow Agreement under this Paragraph 8, arising directly or indirectly from, out of or incident to this Escrow Agreement, excepting only those accruing as a result of Escrow Agent's own intentional and deliberate misconduct).

     9. Escrow Agent's Fees. Escrow Agent shall be entitled to charge OTEC a fee for providing services hereunder in accordance with the terms of Exhibit B attached hereto and incorporated herein by reference.

     10.  Time. Time is of the essence of this Agreement.

     11. Applicable Law. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Nebraska.

     12. Binding Effect. This Agreement shall be binding upon the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties have hereunto signed this Agreement.

OREGON TRAIL ETHANOL COALITION, L.L.C.       MIDWEST BANK, N.A.,
a Nebraska limited liability company         a Nebraska chartered banking
                                             corporation


By:      /s/ Mark Jagels                     By:      /s/ Rob Schardt
   -----------------------------------          --------------------------------

   Its:  Chairman of the Board                  Its:  President
       -------------------------------              ----------------------------

                                        3

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                                    EXHIBIT A

                         FUND DISBURSEMENT INSTRUCTIONS

The undersigned certifies that he, she or it is duly authorized to execute and deliver this Escrow Notice on behalf of Oregon Trail Ethanol Coalition, L.L.C. ("OTEC"). Pursuant to the Amended Escrow Agreement dated December 23, 2002 (the "Escrow Agreement") by and among OTEC and Midwest Bank, N.A. (the "Escrow Agent"), OTEC hereby request that the Escrow Agent remit, in immediately available funds, $_____________ from the Escrow Account to the following parties as follows:

                  PARTY                          AMOUNT
                  -----                          ------

                                                 $


                                     TOTAL       $


IN WITNESS WHEREOF, the undersigned have executed this Fund Disbursement Instruction as of the date set forth below.


OREGON TRAIL ETHANOL COALITION, L.L.C.
a Nebraska limited liability company


By:
   --------------------------------------------------

   Its:   Chairman of the Board
       ----------------------------------

                                        4

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                                    EXHIBIT B

                                  FEE AGREEMENT

     Regardless of whether the Release Conditions are met by the Termination Date the Escrow Agent shall be paid a fee of $500 plus the aggregate of the Daily Escrow Charges (as defined below) for each day funds are held in the Escrow Account . The "Daily Escrow Charge" shall equal the balance of the funds held in the Escrow Account on each day multiplied by .005 and then divided by 365.